UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2016

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-55275 (Commission File Number)	46-3522381 (IRS Employer Identification No.)

50 Park Place, Suite 1401
Newark, New Jersey 07102
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (973) 242-0005

_____________________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On August 12, 2016, upon the recommendation of the Nominating and Corporate Governance Committee of the board of directors (the “Board”) of Neurotrope, Inc. (the “Company”), the Board appointed Ms. Shana Phares as a member of the Company’s Board effective immediately, to fill the vacancy created by the Board’s decision to increase the number of directors from six to seven, and to hold office in accordance with the Company’s By-laws until her successor is duly elected and qualified.

Ms. Phares replaces William Singer as a designee to the Board pursuant to the agreement between the Company and Neuroscience Research Ventures, Inc. (“NRV”) dated November 12, 2015 (the “NRV Agreement”). Ms. Phares will fill the unexpired portion of Mr. Singer’s term until she can be voted and approved by the shareholders. Mr. Singer will remain as a member of the Board but no longer as an NRV designee. Other than the NRV Agreement, there is no arrangement or understanding between Ms. Phares and any other person pursuant to which Ms. Phares was selected to serve as a director of the Company.

Consistent with the Company’s standard compensation arrangements for non-employee directors, Ms. Phares will receive an option to purchase, at an exercise price equal to the greater of $0.60 or the price at which the Company’s common stock closes on August 12, 2016, as reported by the OTCQB, up to 250,000 shares of the Company’s common stock for her service to the Company as a non-employee director, to vest in equal daily installments over a five-year period beginning on the date of grant. The options are granted subject to a stock option agreement to be entered into by and between the Company and Ms. Phares evidencing the granting of the options, substantially in the form of the Company’s standard form of stock option.

Ms. Phares serves as President and Chief Executive Officer of the Blanchette Rockefeller Neurosciences Institute (“BRNI”).

Effective October 31, 2012, the Company’s wholly-owned subsidiary Neurotrope BioScience, Inc. executed a Technology License and Services Agreement (the “TLSA”) with BRNI, and NRV II, LLC (“NRV II”), another affiliate of BRNI, which was amended by Amendment No. 1 to the TLSA as of August 21, 2013. As of February 4, 2015, the parties entered into an Amended and Restated Technology License and Services Agreement (the “BRNI License Agreement”). The BRNI License Agreement amended and restated the TLSA, as amended. Under the terms of the BRNI License Agreement, BRNI provides research services and has granted Neurotrope BioScience the exclusive and nontransferable world-wide, royalty-bearing right, with a right to sublicense (in accordance with the terms and conditions described below), under BRNI’s and NRV II’s respective right, title and interest in and to certain patents and technology owned by BRNI or licensed to NRV II by BRNI as of or subsequent to October 31, 2012, to develop, use, manufacture, market, offer for sale, sell, distribute, import and export certain products or services for therapeutic and diagnostic applications for AD and other cognitive dysfunctions in humans or animals (the “Field of Use”). Additionally, the TLSA specifies that all patents that issue from a certain patent application, shall constitute licensed patents and all trade secrets, know-how and other confidential information claimed by such patents constitute licensed technology under the BRNI License. The BRNI License Agreement terminates on the later of the date (a) the last of the licensed patent expires, is abandoned, or is declared unenforceable or invalid or (b) the last of the intellectual property enters the public domain. After the initial Series A Stock financing, the BRNI License Agreement required Neurotrope BioScience to enter into scope of work agreements with BRNI as the preferred service provider for any research and development services or other related scientific assistance and support services.

In addition, the BRNI License Agreement requires the Company to pay BRNI a “Fixed Research Fee” of $1 million per year for five years, commencing on the date that the Company completes a Series B Stock financing resulting in net proceeds of at least $25,000,000 (the “Series B Financing”). This Fixed Research Fee is not yet due. The BRNI License Agreement also requires the payment of royalties ranging between 2% and 5% of the Company’s revenues generated from the licensed patents and other intellectual property, dependent upon the percentage ownership that NRVI holds in the Company. Under the BRNI License Agreement, the Company is required to prepay royalty fees at a rate of 5% of all investor funds raised in the Series A or Series B Stock financings or any subsequent rounds of financing prior to a public offering, less commissions.

On November 12, 2015, Neurotrope BioScience, BRNI, and NRV II entered into an amendment (the “Amendment”) to the TLSA pursuant to which BRNI granted rights in certain technology to Neurotrope BioScience. Under the Amendment, the “Advances on Future Royalties” section of the TLSA was amended and restated to (i) eliminate the requirement that Neurotrope BioScience pay BRNI prepaid royalties equal to five percent (5%) of financing proceeds received by Neurotrope BioScience in any financing prior to a public offering, and (ii) provide that Neurotrope BioScience will deliver to BRNI, following each closing pursuant to a certain securities purchase agreement, an amount equal to 2.5% of the Post-PA Fees Proceeds received at such closing. In addition, the Amendment provides that on or prior to December 31, 2016, Neurotrope Bioscience shall deliver to BRNI an amount equal to 2.5% of the aggregate Post-PA Fee Proceeds received at the closings. Each payment would constitute an advance royalty payment to BRNI and will be offset (with no interest) against the amount of future royalty obligations payable until such time that the amount of such future royalty obligations equals in full the amount of the advance royalty payments made. “Post-PA Fee Proceeds” means the gross proceeds received, less all amounts paid to the placement agent(s), in relation to such gross proceeds. No other expenses of Neurotrope Bioscience shall be subtracted from the gross proceeds to determine the “Post-PA Fee Proceeds.” As of June 30, 2016, the Company recorded a liability of $348,011 resulting from this Amendment.

Pursuant to the BRNI License Agreement, on February 4, 2015, Neurotrope BioScience and BRNI entered into a new Statement of Work and Account Satisfaction Agreement (the “February 2015 SOW”). The February 2015 SOW was effective as of October 1, 2014 and ended on September 30, 2015. In consideration for the February 2015 SOW, BRNI agreed to (a) use commercially reasonable efforts to enroll at least four (4) additional compassionate use or expanded access patients, in trials of BRNI’s Alzheimer’s therapeutic drug platform during the term of the SOW, (b) perform certain services requested by Neurotrope BioScience for the further development of BRNI’s Alzheimer’s therapeutic drug platform, (c) perform certain services for the further development of BRNI’s Alzheimer’s diagnostic test, (d) to the extent permitted by applicable law, transfer all of its rights and regulatory obligations, except for those relating to the compassionate use expanded access trials, associated with BRNI’s Investigative New Drug Application (IND) 71,276 to Neurotrope BioScience, (e) conduct initial research on the application of its PKCε platform to treat Fragile X disease, (f) conduct initial research on polyunsaturated fatty acid derivatives for the purpose of developing a commercially usable PKCε activator, and (g) provide assistance, advice and other similar services to Neurotrope BioScience regarding Neurotrope BioScience’s analysis of bryologs pursuant to Neurotrope BioScience’s agreement with Stanford University, for purpose of developing a commercially usable PKCε activator. Under the BRNI License Agreement, Neurotrope BioScience received a license to certain technology, including rights relating to an in vitro test system based on examination of skin cells intended to predict the presence of Alzheimer’s disease in humans (the “AD Diagnostic Test”). Further, under the February 2015 SOW, Neurotrope BioScience’s rights to the technology associated with the AD Diagnostic Test automatically reverted to BRNI based on certain contractual conditions on July 10, 2015. The remaining terms and conditions of the BRNI License Agreement, including the license of technology associated with Neurotrope BioScience’s PKC activator research (such as bryostatin), remain in full force and effect, in accordance with the conditions thereof. For the year ended December 31, 2015, Neurotrope BioScience incurred $2,052,595 in expenses relating to the February 2015 SOW. The Company is obligated to pay BRNI approximately $20,000 for ongoing testing and validation work, which should be completed by the third quarter of 2016. As of June 30, 2016, the Company has recorded a liability of approximately $15,000.

On November 12, 2015, Neurotrope BioScience and BRNI entered into a new statement of Work Agreement (the “November 2015 SOW Agreement”) pursuant to the TLSA. The November 2015 SOW Agreement is effective as of November 1, 2015 and continues until December 31, 2016. Pursuant to the November 2015 SOW Agreement, Neurotrope BioScience agreed to pay BRNI one million one hundred sixty-six thousand six hundred sixty-six dollars ($1,166,666) in service fees payable in the amount of eighty-three thousand three hundred thirty-three dollars ($83,333) per month for each month from November 1, 2015 through December 31, 2016. In consideration for the payments made pursuant to the November 2015 SOW Agreement, BRNI shall perform the services requested by Neurotrope BioScience for the further development of Neurotrope’s bryostatin drug platform. During the six months ended June 30, 2016, the Company paid BRNI $500,000 pursuant to the November 2015 SOW Agreement,

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

By:	/s/ Robert Weinstein
Name:	Robert Weinstein
Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

August 17, 2016